Exhibit 10.3

[Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request. Copies of this exhibit containing the omitted information have been filed separately with the Securities and Exchange Commission. The omitted portions of this document occur on the first and second page hereof and are marked with a ***. ]

May 13, 2003

Philip N. Kaplan
Chief Operating Officer
VitalStream
1 Jenner, Suite 100
Irvine, CA 92618

Re: VitalStream letter dated April 28, 2003

Dear Philip:

This letter is in response to your letter dated April 28, 2003 regarding our Master Access Agreement. I have taken some time to research your issues and proposal in detail. It is my hope that we can come to some mutual agreement that satisfies both our organizations' issues, but allows us both to get back to running our respective businesses. It is with that goal in mind that this letter is written; however, I believe it is important to address a number of issues you have raised first.

A.	***

B.	***

C.	***

***

Philip - If we move the issues above aside, I understand your organization feels that the price and volume commitment you entered into with Netifice is unpalatable. We also have frustrations with this arrangement given the manner in which it was positioned with us. In the spirit of moving forward and letting us both get back to running our businesses, we are prepared to renegotiate the existing commitments. In response to your proposal we propose the following:

1.	Netifice will *** VitalStream's committed bandwidth rate to *** mbps effective with the May invoice.

2.	Netifice will also *** VitalStream's unit cost from $*** per megabit to $*** two months earlier than stated in the Master Access Agreement (i.e. effective May 1).

3.	Netifice will maintain the bandwidth cap in LA at *** mbps.

***

4.	VitalStream brings all balances current with the exception of any appropriate credits due based on the SLA commitments and credit calculations of our current agreement.

5.	Mutual releases for all prior matters.

6.	Other than as stated above, the terms of the Master Access Agreement would remain essentially the same.

7.	Each party continues to honor the Customer Migration Agreement according to its terms.

Philip, I appreciate the time you have spent to appropriately research these matters. We too would prefer to settle this matter amicably- which I believe is the best for both our organizations and Dolphin. We believe that our proposal is fair and would allow us both to get back to business.

I will look forward to your response and hopefully your indication to move forward on the terms above.

Sincerely,

/s/ Stephen L. Schilling

Stephen L. Schilling
Netifice Communications Inc.